UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 13, 2020

Medley Capital Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware
1-35040	(State or other jurisdiction of incorporation)	27-4576073
(Commission File Number)		(I.R.S. Employer Identification No.)
280 Park Avenue, 6th Floor East
New York, NY 10017
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (212) 759-0777
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	MCC	The New York Stock Exchange
6.500% Notes due 2021	MCX	The New York Stock Exchange
6.125% Notes due 2023	MCV	The New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed, at the 2020 Annual Meeting of Stockholders of Medley Capital Corporation (the “Company”) held on June 30, 2020 (the “Annual Meeting”), stockholders approved a proposal to grant discretionary authority to the Company’s board of directors (the “Board”) to amend the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of its common stock, par value $0.001 (the “Common Stock”), of 1-20 (the “Reverse Stock Split”) and with the Reverse Stock Split to be effective at such time and date, if at all, as determined by the Board, but not later than 60 days after stockholder approval thereof and, if and when the reverse stock split is effected, reduce the number of authorized shares of Common Stock by the approved reverse stock split ratio (the “Authorized Share Reduction”).

Following the Annual Meeting, on July 7, 2020, the Board determined that it is in the best interests of the Company and its stockholders to implement the Reverse Stock Split and the Authorized Share Reduction. Accordingly, on July 13, 2020, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the Reverse Stock Split and the Authorized Share Reduction.

Pursuant to the Certificate of Amendment, effective as of 5:00 p.m., Eastern Time, on July 24, 2020 (the “Effective Time”), each twenty (20) shares of Common Stock issued and outstanding, immediately prior to the Effective Time, will automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock. In connection with the Reverse Stock Split, the Certificate of Amendment provides that the number of authorized shares of Common Stock will be reduced proportionately from 100,000,000 to 5,000,000 shares of Common Stock. No fractional shares will be issued as a result of the Reverse Stock Split. Instead, any stockholder who would have been entitled to receive a fractional share as a result of the Reverse Stock Split will receive cash payments in lieu of such fractional shares (without interest and subject to backup withholding and applicable withholding taxes).

The Common Stock will begin trading on a split-adjusted basis on the New York Stock Exchange (the “NYSE”) at the market open on July 27, 2020.  The trading symbol for the Common Stock will remain “MCC.”

As previously disclosed, the Reverse Stock Split is intended to bring the Company into compliance with the $1.00 minimum average closing share price requirement (the “Minimum Share Price Requirement”) for continued listing on the NYSE. The Company will regain compliance with the Minimum Share Price Requirement if the price per share of Common Stock promptly exceeds $1.00 per share and remains above that level for at least the following 30 trading days.

The foregoing description of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Amendment, a copy of which is filed with this report as Exhibit 3.1 and is incorporated into this report by reference.

Item 7.01    Regulation FD Disclosure.

On July 7, 2020, the Company issued a press release announcing the Board’s determination to implement the Reverse Stock Split and the Authorized Share Reduction. A copy of the press release is included with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Company’s Articles of Incorporation to be effective as of 5:00 p.m., Eastern Time, on July 24, 2020
99.1	Press Release dated July 13, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2020		MEDLEY CAPITAL CORPORATION

	By:	/s/ Richard T. Allorto, Jr.
	Name:	Richard T. Allorto, Jr.
	Title:	Chief Financial Officer